AMENDED AND RESTATED DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS.  THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION” OR THE “SEC”) OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FACE AMOUNT:	$2,784,685
PRICE:	$2,784.685
DEBENTURE NUMBER:	September 2007 101
ISSUANCE DATE:	September 30, 2007
MATURITY DATE:	September 30, 2012

RECITALS

WHEREAS, Challenger Powerboats, Inc., a Nevada corporation, together with its subsidiaries, successors in interest to Xtreme Companies, Inc. (“Xtreme”) and Xtreme’s subsidiaries (collectively, the “Company”), has previously executed and delivered to Dutchess Private Equities Fund Ltd., successor in interest to Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LP (“Dutchess” or the “Holder”), those debentures and instruments in favor of the Holder which are set forth on Schedule 1 attached hereto and made a part hereof (as amended or otherwise modified from time-to-time, the “Existing Debentures”);

WHEREAS, in connection with the issuance of the Existing Debentures, the Company executed and delivered to Dutchess for the benefit of the Holder (i) that certain Security Agreement, dated February 22, 2006, by and between the Company and Dutchess, and (ii) that certain Security Agreement, dated February 24, 2006, by and between the Company and Dutchess, whereby the Company pledged certain Collateral (as defined in such Agreements) to the Holder as security for performance of the Company’s obligations under the Existing Debentures (as amended or otherwise modified from time-to-time, collectively, the “Existing Security Agreements”);

WHEREAS, the Holder and the Company executed and delivered to Dutchess for the benefit of the Holder that certain Amended and Restated Security Agreement, dated September 30, 2007 (the “Amended and Restated Security Agreement”), to memorialize certain agreed upon changes to the Existing Security Agreements;

WHEREAS, concurrently with the execution of this Amended and Restated Debenture, the Holder and the Company also executed (i) that certain Series A Convertible Preferred Stock Purchase Agreement dated September 30, 2007 (the “Stock Purchase Agreement”), and (ii) that certain Debt Conversion Agreement dated September 30, 2007 (the “Debt Conversion Agreement” and collectively with the Amended and Restated Security Agreement and the Stock Purchase Agreement, the “Series A Finance Documents”);

WHEREAS, the Company acknowledges that the total amount of accrued but unpaid interest under the Existing Debentures is $447,203 as of the date hereof; and

WHEREAS, the Company and the Holder desire to amend and restate the Existing Debentures to memorialize the foregoing, clarify certain understandings and agreements between the parties in connection therewith, and acknowledge, reaffirm and confirm to the Holder that performance of the Holder’s obligations under this Amended and Restated Debenture (this “Amended and Restated Debenture”) are secured by the Amended and Restated Security Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

THE AGREEMENT

FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder by September 30, 2012 (the “Maturity Date”), the principal amount of Two Million Seven Hundred Eighty-Four Thousand Six Hundred Eighty-Five U.S. Dollars ($2,784,685), and to pay interest and redemption on the principal amount thereof, and any accrued penalties, in such amounts, at such times and on such terms and conditions as are specified herein.

This Amended and Restated Debenture is subject to, the Holder’s sole option, either (i) automatic conversion at the end of five (5) years from the date of issuance, at which time the then-outstanding portion of this Amended and Restated Debenture will be automatically converted based upon the formula set forth in Article 3.2(c) hereof; or (ii) redemption in full by the Company.

Article 1

Interest.

(a)

The Company shall pay interest (“Interest”) at the rate of eight percent (8%) per annum, compounded daily, on the unpaid Face Amount of this Amended and Restated Debenture at such times and in such amounts as outlined in this Article 1.  Each month, the Holder shall have the option to request that the Company make mandatory monthly prepayments of interest (the “Interest Payments”), in an amount equal to the interest accrued on the principal balance of this Amended and Restated Debenture from the last Interest Payment until such time as the current Interest Payment is due and payable.  The Interest Payments shall commence in the month a request for Interest is sent to the Company from the Holder.  The Holder shall retain the right, but not the obligation, to convert any Interest due and payable under this Amended and Restated Debenture on terms outlined in Section 3 hereof.

(b)

Any monies paid to the Holder in excess of the Interest due when paid shall be credited toward the redemption of the Face Amount of this Amended and Restated Debenture.

Article 2

 Method of Payment.

Section 2.1

Repayment of this Amended and Restated Debenture.

(a)

Notwithstanding any provision to the contrary in this Amended and Restated Debenture, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereon, in readily available funds, at any time and from time to time without penalty.

(b)

After either (i) the date on which the Commission declares the registration statement (the “Registration Statement”) covering the shares underlying the conversion of this Amended and Restated Debenture (the “Conversion Shares”) effective (the “Effective Date”); or (ii) the Covering Shares are deemed sellable under Rule 144 of the Securities Act, the Holder, at its sole option, shall be entitled, on or before three business (3) days prior written notice to the payment date, to either (1) request an Interest Payment from the Company in the amounts set forth above; or (2) elect to convert a portion of this Amended and Restated Debenture pursuant to Article 3 hereof.

(c)

Nothing contained in this Article 2 shall limit the amount the Holder can elect to convert during a calendar month except as defined in Section 3.2 (i) hereof.

(d)

All Payments made in cash under this Amended and Restated Debenture shall be applied toward the total Redemption Amount as outlined in Article 14 hereof.

(e)

The Company may make additional payments toward Redemption (“Prepayments”) without any penalties.

(f)

In the event the Company conducts a public or private offering of its equity or debt, the Holder will have the right to offer its shares (common or preferred) up to and including fifty percent (50%) of the offering, at its sole discretion.  Upon completion of one or more offerings or one or more financings by the Company, the Company must make an interest payment to the Holder equal to a minimum of twenty-five percent (25%) of the aggregate amount of offering(s) or financing(s) (“Financing”) received by the Company in excess of One Million Dollars ($1,000,000) (the “Threshold Amount”).  The Company agrees to pay fifty percent (50%) of any proceeds raised by the Company over the Threshold Amount toward the Prepayment of this Amended and Restated Debenture, Interest and any penalties until the Face Amount is paid in full; and the Prepayments shall be made to the Holder within one (1) business day of the Company’s receipt of the Financing.  Failure by the Company to strictly adhere to the requirements set forth in the immediately preceding sentence shall constitute an Event of Default.  The Threshold Amount shall also pertain to any assets sold, transferred or disposed of by the Company and any cash balances in the Company’s bank or brokerage accounts at the end of each month.

Article 3

Conversion.

Section 3.1

Conversion Privilege.

(a)

The Holder of this Amended and Restated Debenture shall have the right to convert (a “Conversion”) any and all amounts owing under this Amended and Restated Debenture into shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), at any time following the Closing Date (as such term is defined in the Existing Debentures) but which is before the close of business on the Maturity Date, except as set forth in Section 3.2(c) hereof.  The number of shares of Common Stock issuable upon a Conversion of this Amended and Restated Debenture is determined pursuant to Section 3.2 hereof and rounding the result up to the nearest whole share.

(b)

This Amended and Restated Debenture may not be converted, whether in whole or in part, except in accordance with this Article 3.

(c)

In the event all or any portion of this Amended and Restated Debenture remains outstanding on the Maturity Date, the unconverted portion of such Amended and Restated Debenture may be automatically converted into shares of Common Stock on such date in the manner set forth in Section 3.2 hereof.

Section 3.2

Conversion Procedure.

(a)

Conversion Procedures.  The Holder may elect to convert the unpaid Face Amount of and accrued Interest on this Amended and Restated Debenture, in whole or in part, at any time following the Closing Date.  Such Conversion shall be effectuated by the Holder sending to the Company a facsimile or electronic mail version of the signed Notice of Conversion, attached hereto as Exhibit A, which evidences the Holder’s intention to convert this Amended and Restated Debenture as indicated.  The date on which the Notice of Conversion is delivered (the “Conversion Date”) shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or electronic mail of the signed Notice of Conversion.  Notwithstanding the above, any Notice of Conversion received by 5:00 p.m. Eastern on Time shall be deemed to have been received the previous business day, with receipt being via a confirmation of time of facsimile of the Holder.

(b)

Common Stock to be Issued.  Upon the Holder's Conversion of any portion of this Amended and Restated Debenture, the Company shall issue the number of shares of Common Stock equal to the Conversion.  If, at the time of Conversion, the Registration Statement has been declared effective, the Company shall instruct its transfer agent to issue stock certificates without restrictive legend (other than a legend referring to such Registration Statement and prospectus delivery requirements) or stop transfer instructions.  If, at the time of the Holder's Conversion, the Registration Statement has not been declared effective, the Company shall instruct its transfer agent to issue the certificates with an appropriate legend.  The Company represents and warrants to the Holder that no instructions, other than these instructions, have been given or will be given to its transfer agent and that the Common Stock shall otherwise be freely resold, except as may be otherwise set forth herein.

(c)

Conversion Price.  The Holder is entitled to convert the unpaid Face Amount of this Amended and Restated Debenture, plus accrued interest, any time following a Closing Date, at the lesser of the following prices (the “Conversion Price”): (i) seventy-five percent (75%) of the lowest closing bid price of the

Common Stock during the twenty (20) trading days immediately prior to a Conversion Notice; or (ii) Three One-Hundredths of One U.S. Dollars ($0.03).  The Holder shall retain all rights of Conversion during any partial trading days.

(d)

Maximum Interest.  Nothing contained in this Amended and Restated Debenture shall be deemed to establish or require the Company to pay interest to the Holder at a rate in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under applicable law and such excess, if so ordered, shall be credited on any remaining balances due to the Holder.  In the event that the interest rate on this Amended and Restated Debenture is required to be adjusted pursuant to this Section 3.2(d), then the parties hereto agree that the terms of this Amended and Restated Debenture shall remain in full force and effect except as is necessary to make the interest rate comply with applicable law.

(e)

Opinion Letter.  It shall be the Company’s responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to its transfer agent, if so required.  The person or entity in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date.  Upon surrender of this Amended and Restated Debenture that is to be converted in part, the Company shall issue to the Holder a new Amended and Restated Debenture equal to the unconverted amount.

(f)

Delivery of Shares.

(i)

Within three (3) business days after receipt of the Notice of Conversion (the “Certificate Deadline”), the Company shall deliver a certificate, in accordance with Section 3.2(c) hereof for the number of shares of Common Stock issuable upon a Conversion.  In the event the Company does not make delivery of said certificate by the Certificate Deadline, the Company shall pay to Holder in cash, as liquidated damages, an additional fee per day equal to three percent (3%) of the dollar value of this Amended and Restated Debenture being converted.

(ii)

If the failure of the Company to issue the certificate pursuant to this Article 3.2(f) is due to the unavailability of a sufficient number of authorized shares of Common Stock of the Company, then the provisions of this Article 3.2(f) shall apply as well as the provisions of Article 3.2(k) hereof shall apply.

(iii)

The Company shall make any payments required under this Article 3.2(f) in immediately available funds by the Certificate Deadline.  Nothing herein shall limit the Holder’s right, at the Holder's sole discretion, to pursue actual damages or cancel the conversion for the Company’s failure to issue and deliver the certificate by the Certificate Deadline.

(iv)

Unless waived by the Holder in writing, the Company shall reserve (or make alternative written arrangements for reservation or contribution of shares), maintain and have available the number of shares of Common Stock required pursuant to and upon the terms set forth in the Transaction Documents (as such term is defined in those certain Registration Rights Agreements related to, and executed in connection with, the Existing Debentures, by and between the Company and the Holder  (the “Registration Rights Agreements”)) to permit the Conversion of this entire Amended and Restated Debenture.  All Conversion Shares shall, upon issuance by the Company, be validly issued, fully paid and nonassessable and free and clear from all taxes, liens, charges and encumbrances with respect to the issuance thereof.  If, at any time, the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders) available to effect, in full, a Conversion of this Amended and Restated Debenture (a “Conversion Default”, the date of such default being referred to herein as the “Conversion Default Date”), the Company shall issue to the Holder all of the shares of Common Stock which are then currently available.  Any portion of this Amended and Restated Debenture which cannot be converted due to the Company's lack of sufficient authorized common stock (the “Unconverted Portion of this Amended and Restated Debenture”), may be deemed null and void upon written notice sent by the Holder to the Company.  The Company shall provide notice of such Conversion Default (“Notice of Conversion Default”) to the Holder, by facsimile, within one (1) business days of such default.

(v)

In the event of Conversion Default, the Company will pay to the Holder an amount computed as follows (the “Conversion Default Rate”):

(N / 365) x (0.24) x (initial issuance price of outstanding and/or tendered but not converted portion of this Amended and Restated Debenture held by the Holder),

where N is equal to the number of days from the Conversion Default Date to the date that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining portions of this Amended and Restated Debenture (the “Authorization Date”).

(vi)

The Company shall send notice to Holder of any outstanding portion of this Amended and Restated Debenture that additional shares of Common Stock have been authorized, stating the Authorization Date and the amount of Holder’s accrued Conversion Default Payments (“Authorization Notice”).  The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, upon written notice sent by the Holder to the Company, as follows: (i) in the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder within five (5) business days, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert at the Conversion Default Rate within five (5) business days until the expiration of the Conversion period.

(vii)

The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a Conversion of this Amended and Restated Debenture will cause the Holder to suffer irreparable harm, and that damages will be difficult to ascertain.  Accordingly, the parties agree that it is appropriate to include in this Amended and Restated Debenture a provision for liquidated damages.  The parties acknowledge and agree that the liquidated damages provision set forth in this Section represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty.  The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Amended and Restated Debenture.  Nothing herein shall limit the Holder’s right to pursue actual damages for the Company’s failure to maintain a sufficient number of authorized shares of Common Stock.

(viii)

If by the Certificate Deadline, any shares to be received upon conversion of this Amended and Restated Debenture have not been delivered to the Holder and the Holder purchases, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery of shares which would have been delivered if the full amount of this Amended and Restated Convertible Debenture to be converted and delivered to the Holder by the Company (the “Covering Shares”), then the Company shall pay to the Holder, in addition to any other amounts due to the Holder pursuant to this Amended and Restated Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined herein).  The “Buy In Adjustment Amount” is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares, minus (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the sold shares.  The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder.  By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company would be required to pay to the Holder would be $1,000.

(g)

Prospectus and Other Documents.  The Company shall furnish to the Holder one (1) prospectus and any other documents incidental to the registration of the Conversion Shares, including any amendment of or supplements thereto.  Any filings submitted via EDGAR will constitute fulfillment of the Company's obligation under this paragraph.

(h)

Limitation on Issuance of Shares. If the Company’s Common Stock becomes listed on the NASDAQ SmallCap Market after the issuance of this Amended and Restated Debenture, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (A) the number of authorized shares or (B) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the “Cap Regulations”).  Without limiting the other provisions thereof: (i) the Company shall take all steps necessary to issue the Conversion Shares without violating the Cap Regulations, and (ii) if, despite taking such steps, the Company cannot issue such Conversion Shares without violating the Cap Regulations or the Holder cannot convert as a result of the Cap Regulations then the Holder shall have the right to elect either of the following options:

(i)

if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with the Holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) trading days immediately preceding the Conversion Date; or

(ii)

require the Company to redeem the Unconverted Portion of this Amended and Restated Debenture for an amount (the “Redemption Amount”), payable in cash, equal to the sum of (i) one hundred thirty-three percent (133%) of the principal of the Unconverted Portion of this Amended and Restated Debenture, plus (ii) any accrued but unpaid interest thereon through and including the date on which the Redemption Amount is paid to the holder (the “Redemption Date”).

The Holder may elect, without limitation, one of the above remedies with respect to certain of the Unconverted Portion of this Amended and Restated Debenture and the other remedy with respect to certain other of the Unconverted Portion of this Amended and Restated Debenture.  The Unconverted Portion of this Amended and Restated Debenture shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Holder.  The provisions of this section are not intended to limit the scope of the provisions otherwise included in the Unconverted Portion of this Amended and Restated Debenture.

(i)

Limitation on Amount of Conversion and Ownership.  Notwithstanding anything to the contrary in this Amended and Restated Debenture, in no event shall the Holder be entitled to convert that portion of this Amended and Restated Debenture, and in no event shall the Company permit that portion of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)), by the Holder, would exceed four and ninety-nine one-hundredths percent (4.99%) of the number of shares of Common Stock outstanding on the Conversion Date, as determined in accordance with Rule 13d-1(j) of the Exchange Act.  In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than four and ninety-nine one-hundredths percent (4.99%) of the number of shares of Common Stock outstanding on such Conversion Date.  However, nothing in this Section 3.2(i) shall be interpreted to reduce the amount of principal, Interest or penalties, if any, due to the Holder.

(j)

Legend.  The Holder acknowledges that each certificate representing this Amended and Restated Debenture, and the Common Stock unless registered pursuant to the Registration Rights Agreements, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

(k)

Prior to Conversion of this Amended and Restated Debenture, if at any time the Conversion of all of this Amended and Restated Debenture and exercise of all of the warrants and options issued by the Company and outstanding would result in an insufficient number of authorized shares of Common Stock being available to cover all the Conversions, then in such event, the Company will move to call and hold a shareholder’s meeting or have shareholder action with written consent of the proper number of shareholders within thirty (30) days of such event, or such greater period of time if statutorily required or reasonably necessary as regards standard brokerage house and/or Commission requirements and/or procedures, for the purpose of authorizing additional shares of Common Stock such as necessary to facilitate the Holder's Conversions.  In such an event, management of the Company shall recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common Stock.  Management of the Company shall vote all of its shares of Common Stock in favor of increasing the number of shares of authorized Common Stock to an amount equal to three hundred percent (300%) of the remaining balance on this Amended and Restated Debenture.  The Company represents and warrants to the Holder that under no circumstances will the Company deny or prevent the Holder’s right to convert this Amended and Restated Debenture as permitted under the terms of any of the Transaction Documents.  Nothing in this section shall limit the obligation of the Company to make the payments set forth in this Article 3.  The Holder, at its sole option, may request the company to authorize and issue additional shares if the Holder feels it is necessary for Conversions in the future.  In the event the Company’s shareholder’s meeting does not result in the necessary authorization, the Company shall redeem the outstanding portion of this Amended and Restated Debenture for an amount equal to the sum of the principal of the outstanding portion of this Amended and Restated Debenture plus accrued interest thereon multiplied by one hundred thirty-three percent (133%).

Section 3.3

Fractional Shares.  The Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of this Amended and Restated Debenture.  Instead, the Company shall round up, to the nearest whole share.

Section 3.4

Taxes on Conversion.  The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Amended and Restated Debenture.  However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

Section 3.5

Restrictions on Sale.  This Amended and Restated Debenture has not been registered under the Securities Act and is being issued under Section 4(2) of Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.  This Amended and Restated Debenture and the Conversion Shares may only be sold pursuant to registration under or an exemption from the Securities Act.

Section 3.6

Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in the case of a subdivision of shares or stock dividend, or proportionately increased in the case of combination of shares, in each such case, by the ratio that the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Article 4

Mergers.

The Company shall not consolidate or merge into, or transfer any or all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Amended and Restated Debenture and immediately after such transaction no Event of Default (as defined herein) exists.  Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate only upon such written assumption of the Company's obligation.  In the event of a merger, or other consolidation, the Company shall give notice to the Holder simultaneously with the announcement to the public markets.

Article 5

Security.

The Company hereby acknowledges, reaffirms and confirms to the Holder that this Amended and Restated Debenture, and the Company’s obligations hereunder, are secured by the Amended and Restated Security Agreement.

Article 6

Defaults and Remedies.

Section 6.1

Events of Default.  An “Event of Default” occurs if any one of the following occur:

(a)

the Company does not make timely payment or Conversion, in whole or in part, necessary to cover the principal, interest or other sum due on the Maturity Date, Conversion Date, upon redemption, or otherwise described herein;

(b)

the Company does not make any payment due hereunder in cash for a period of three (3) business days when due as described in this Amended and Restated Debenture;

(c)

any of the Company’s representations or warranties contained in the Transaction Documents, Finance Documents (as such term is defined in the Amended and Restated Security Agreement) or this Amended and Restated Debenture were false when made or the Company fails to comply with any of its other agreements in the Transaction Documents or Finance Documents and such failure continues for a period of five (5) business days;

(d)

the Company pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that  (A) is for relief against the Company in an involuntary case; (B) appoints a custodian of the Company for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days;

(e)

the Company’s Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board (“Principal Market”) for a period in excess of three (3) consecutive trading days, the Company fails to comply with the requirements for continued listing on a Principal Market for a period of three (3) consecutive trading days; or the Company receives notification from a Principal Market that the Company is not in compliance with the conditions for such continued listing on such Principal Market and is unable to cure such non-compliance within three (3) consecutive trading days;

(f)

the Company breaches any term or condition set forth in the Transaction Documents or Finance Documents, and such breach, if subject to cure, continues for a period of five (5) business days;

(g)

the Registration Statement is not declared effective by the Commission within twelve (12) months of the Issuance Date;

(h)

the Company’s failure to pay any taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on the Company’s books; provided, however, that in the event that such failure is curable, the Company shall have ten (10) business days to cure such failure;

(i)

an attachment or levy is made upon the Company’s assets having an aggregate value in excess of twenty-five thousand dollars ($25,000) or a judgment is rendered against the Company or the Company’s property involving a liability of more than twenty-five thousand dollars ($25,000) which shall not have been vacated, discharged, stayed or bonded pending appeal within ninety (90) days from the entry hereof;

(j)

any change in the Company’s condition or affairs (financial or otherwise) which in the Holder’s reasonable, good faith opinion, would have a Material Adverse Effect (as such term is defined in the Transaction Documents); provided, however, that in the event that such failure is curable, the Company shall have ten (10) business days to cure such failure;

(k)

any Lien (as such term is defined in the Transaction Documents), except for Permitted Liens (as such term is defined in the Transaction Documents), created hereunder or under any of the Transaction Documents for any reason ceases to be or is not a valid and perfected Lien having a first priority interest; or

(l)

the indictment or threatened indictment of the Company, any officer of the Company under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against the Company or any officer of the Company pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of the company.

(m)

An event of default occurs under any of the Transaction Documents, Finance Documents or any agreement or document referenced herein or therein (as such term is defined under such documents and agreements).

Section 6.2

Remedies.

(a)

Upon the occurrence of an Event of Default (other than an Event of Default under Section 6.1(g) hereof), the Holder may, in its sole discretion, exercise the following remedies:

(i)

Elect to secure a portion of the Company's assets in Collateral (as such term is defined in the Amended and Restated Security Agreement).  The Holder may also elect to garnish revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Amended and Restated Debenture.

(ii)

Exercise its right to increase the Face Amount of this Amended and Restated Debenture by ten percent (10%) as an initial penalty, and by ten percent (10%) for each subsequent Event of Default.  In addition, the Holder may elect to increase the Face Amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as liquated damages (“Liquidated Damages”), compounded daily.  It is the intention and acknowledgement of the Company and the Holder that the Liquidated Damages not be deemed as interest or a penalty under the terms of this Amended and Restated Debenture.

(iii)

Declare the remaining principal amount of this Amended and Restated Debenture, together with all accrued interest and any Liquidated Damages, to be immediately due and payable in full.

(iv)

Exercise any remedy permitted under the Transaction Documents or Finance Documents.

(v)

Exercise any remedy permitted under applicable law or equity (or under principles of law or equity).

(b)

Upon the occurrence of an Event of Default under Section 6.1(g) hereof, the Holder may, in its sole discretion, elect to switch the Conversion Price of this Amended and Restated Debenture as outlined in Section 3.2(c) hereof (“Default Conversion Price”), in which case the Default Conversion Price will be equal to the lesser of (i) the Conversion Price or (ii) seventy percent (70%) of the lowest closing bid price of the Common Stock during the fifteen (15) trading days prior to conversion.  Upon written notice being sent to the Company by the Holder of the occurrence of an Event of Default under Section 6.1(g) hereof, and the Holder's election to exercise the remedy to switch the Conversion Price to the Default Conversion Price as set forth in this section, the Company shall immediately withdraw the Registration Statement.  The Company agrees that the date of consideration for this Amended and Restated Debenture shall remain the Issuance Date stated herein, and accordingly, the Company shall provide an opinion letter from counsel within two (2) business days of written request by the Holder stating that the date of consideration for this Amended and Restated Debenture is the Issuance Date and submission of proper Rule 144 support documentation consisting of a Form 144, a broker's representation letter and a seller's representation letter.  In the event the Company does not deliver the opinion letter within such two day period, the Default Conversion Price shall immediately decrease by two percent (2%) for each business day an opinion letter fails to be delivered.  In the event that counsel to the Company fails or refuses to render an opinion as required to issue the Shares in accordance with this paragraph (either with or without restrictive legends, as applicable), then the Company irrevocably and expressly authorizes counsel to the Holder to render such opinion and shall authorize the Company’s transfer agent to accept and to rely on such opinion for the purposes of issuing the Shares (which is attached as Exhibit E to those certain Subscription Agreements related to, and executed in connection with, the Existing Debentures, by and between the Company and the Holder).  Any costs incurred by Holder for such opinion letter shall be added to the Face Amount of this Amended and Restated Debenture.

(c)

The remedies herein provided are cumulative and not exclusive of any remedies provided by law or under any of the Transaction Documents or Finance Documents.

Section 6.3

Cross-Default.  Notwithstanding anything in this Amended and Restated Debenture, the Transaction Documents or the Finance Documents to the contrary, the Holder and the Company hereby acknowledge and confirm the following: (i) an Event of Default under this Amended and Restated Debenture shall constitute an event of default under the Transaction Documents and Finance Documents (as such term is defined under such Documents) and accordingly any remedies available to the Holder as a result of the occurrence of an event of default under the Transaction Documents or Finance Documents shall also be available to the Holder upon the occurrence of an Event of Default under this Amended and Restated Debenture; and (ii) an event of default under the Transaction Documents or Finance Documents (as such term is defined under such Documents) shall constitute an Event of Default under this Amended and Restated Debenture and accordingly any remedies available to the Holder as a result of the occurrence of an Event of Default under this Amended and Restated Debenture shall also be available to the Holder upon the occurrence of an event of default under the Transaction Documents or Finance Documents.

Section 6.4

Seniority.  The Company represents and warrants to the Holder that (i) no indebtedness of the Company is senior to this Amended and Restated Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise; and (ii) the Company has taken all necessary steps to subordinate all of its other obligations to the rights of the Holder hereunder.

Section 6.5

Cost of Collections.  If an Event of Default occurs, the Company shall pay the Holder's reasonable costs of collection, including reasonable attorney's fees and costs of arbitration.

Article 7

Registered Amended and Restated Debenture.

Section 7.1

Record Ownership.  The Company or its attorney shall act as registrar and shall maintain an appropriate ledger of the necessary information with respect to all of the Company’s debentures, including but not limited to a list of all holders of the Company’s debentures (including this Amended and Restated Debenture) (the “Register”), showing such holders’ names and addresses and the serial numbers and principal amounts of the debentures issued to them.  The Register may be maintained in electronic, magnetic or other computerized form.  The Company may treat the person named as the Holder of this Amended and Restated Debenture in the Register as the sole owner of this Amended and Restated Debenture.  The Holder of this Amended and Restated Debenture is exclusively entitled to receive payments of interest on this Amended and Restated Debenture, receive notifications with respect to this Amended and Restated Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

Section 7.2

Worn or Lost Amended and Restated Debenture.  If this Amended and Restated Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Amended and Restated Debenture in lieu hereof upon its surrender.  Where the Holder of this Amended and Restated Debenture claims that this Amended and Restated Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Amended and Restated Debenture in place of this Amended and Restated Debenture if the Holder so requests by written notice to the Company.

Article 8

Notice.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Amended and Restated Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Challenger Powerboats, Inc.

300 Westlink Drive

Washington, MO 36090

Attention: Laurie Phillips

Telephone: 636-390-9000

Facsimile: 636-390-_____

If to the Secured Party:

Douglas H. Leighton

c/o Dutchess Capital Management, LLC

50 Commonwealth Ave, Suite 2

Boston, MA  02116

Telephone: (617) 301-4700

Facsimile: (617) 249-0947

Each party hereto shall provide five (5) business days prior notice to the other party hereto of any change in address, phone number or facsimile number.

Article 9

Time; Time is of the Essence.

Where this Amended and Restated Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets (“US Markets”) are closed (a “Holiday”), such payment shall be made or condition or obligation performed on the last business day preceding such Saturday, Sunday or Holiday.  A “business day” shall mean a day on which the U.S. securities markets are open for a full day or half day of trading.  Notwithstanding anything in this Amended and Restated Debenture, the Transaction Documents or the Finance Documents, the Company and the Holder acknowledge and agree that time is of the essence in this Amended and Restated Debenture, the Transaction Documents and the Finance Documents.

Article 10

Assignment.

This Amended and Restated Debenture, and the rights and obligations of the Company hereunder, shall not be assignable by the Company without the prior written consent of the Holder, which consent may be given or withheld in the Holder’s sole and absolute discretion.  The Holder may assign this Amended and Restated Debenture, and all or any of its rights or obligations hereunder, to any person or entity without the consent of the Company.

Article 11

Rules of Construction.

(a)

In this Amended and Restated Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender.  The numbers and titles of sections contained in this Amended and Restated Debenture are inserted for convenience of reference only, and they neither form a part of this Amended and Restated Debenture nor are they to be used in the construction or interpretation hereof.  Wherever, in this Amended and Restated Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Amended and Restated Debenture.

(b)

Any term used but not defined in this Amended and Restated Debenture shall have the meaning ascribed to it in the Transaction Documents or Finance Documents, as applicable.

(c)

In the event of any conflict between the terms and conditions of the Transaction Documents or Finance Documents and those set forth in this Amended and Restated Debenture, the terms and conditions set forth in this Amended and Restated Debenture shall control.  following shall latter shall control.  In the event of any conflict between the terms and conditions of the Transaction Documents and those set forth in the Finance Documents, the terms and conditions set forth in the Finance Documents shall control.

(d)

The term “Holder” as defined in this Amended and Restated Debenture is synonymous with the terms “Dutchess”, “Secured Party”, “Investor” or counter-party (i.e., signatory other than the “Company”, the “Corporation”, “Challenger” or “Xtreme”) to any agreement or document comprising the Transaction Documents or

Finance Documents for purposes of determining the rights, privileges, preferences and remedies of the Holder hereunder and under the Transaction Documents and Finance Documents.

Article 12

Governing Law.

The validity, terms, performance and enforcement of this Amended and Restated Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article 13

Disputes Under Amended and Restated Debenture.

All disputes arising under this Amended and Restated Debenture shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.  The parties to this Amended and Restated Debenture shall submit all disputes arising under this Amended and Restated Debenture to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association (the “AAA”).  The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts.  No party hereto will challenge the jurisdiction or venue provisions as provided in this section.  Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Amended and Restated Debenture from a court of law.  Any injunction obtained shall remain in full force and effect until the arbitrator, as set forth in this Article 13, fully adjudicates the dispute.

Article 14

Redemption.

The Company shall have the right to redeem the Holder of this Amended and Restated Debenture, in whole or in part, by paying cash to the Holder (the “Redemption Amount”), at a price equal to one hundred and twenty percent (120%) of the outstanding principal amount of this Amended and Restated Debenture, including accrued interest (and penalties if applicable).  Any Payments, as defined in Article 2 hereof, shall apply to the Redemption Amount.  In the event the average price of the Company's Common Stock during the past ten (10) trading days exceeds one hundred and thirty percent (130%) of the Conversion Price, the Holder shall retain the right, but not the obligation, to convert the Redemption Amount, in part or in whole.  Any portion of the Redemption Amount not converted shall be paid in cash to the Holder under the terms described in this Article 14.

Article 15

Waiver.

The Holder's delay or failure at any time or times hereafter to require strict performance by the Company of any undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Amended and Restated Debenture to demand strict compliance and performance herewith.  Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type.  None of the undertakings, agreements and covenants of the Company contained in this Amended and Restated Debenture, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Amended and Restated Debenture be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article 16

Integration.

This Amended and Restated Debenture, together with the Transaction Documents and Finance Documents, is the final definitive agreement between the Company and the Holder with respect to the terms and conditions set forth herein, and the terms of this Amended and Restated Debenture may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto.

Article 17

Failure To Meet Obligations by the Company.

The Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitation, its obligations to make payments, deliver shares and, as necessary, to register and maintain sufficient number of shares, will cause the Holder to suffer irreparable harm and that the actual damage to the Holder will be difficult to ascertain.  Accordingly, the parties hereto agree that it is appropriate to include in this Amended and Restated Debenture a provision for liquidated damages.  The parties acknowledge and agree that the liquidated damages provision set forth in this Agreement, including Sections 3.2 and 6.2 hereof, represent the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty.  The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Amended and Restated Debenture.

Article 18

Representations and Warranties of the Company.

The Company hereby represents and warrants to the Holder that: (i) it is voluntarily issuing this Amended and Restated Debenture of its own freewill, (ii) it is not issuing this Amended and Restated Debenture under economic duress, (iii) the terms of this Amended and Restated Debenture are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Amended and Restated Debenture, advise the Company with respect to this Amended and Restated Debenture, and represent the Company in connection with its issuance of this Amended and Restated Debenture.

Article 19

Acknowledgements of the Parties.

Notwithstanding anything in this Amended and Restated Debenture to the contrary, the parties hereto hereby acknowledge and agree to the following: (i) the Holder makes no representations or covenants that it will not engage in trading in the securities of the Company; (ii) the Company shall, by 8:30 a.m. Eastern Time on the trading day following the date hereof, file a current report on Form 8-K disclosing the material terms of the transactions contemplated hereby; (iii) the Company has not and shall not provide material non-public information to the Holder unless prior thereto the Holder shall have executed a written agreement regarding the confidentiality and use of such information; and (iv) the Company understands and confirms that the Holder will be relying on the acknowledgements set forth in clauses (i) through (iii) above if the Holder effects any transactions in the securities of the Company.

Article 20

Amendment and Restatement; Tacking.

(a)

This Amended and Restated Debenture amends and restates in its entirety the Existing Debentures, provided, however, that nothing herein is intended, nor shall it be construed, to affect, replace, impair or extinguish the creation, attachment, perfection or priority of the security interests in, and other liens on, the Collateral, which security interests and other liens the Company, by executing the Amended and Restated Security Agreement, acknowledge, reaffirm and confirm to the Holder.  In addition, all obligations, liabilities and indebtedness created or existing under, pursuant to, or as a result of, the Existing Debentures shall continue in existence within the definition of “Secured Obligations” under the Amended and Restated Security Agreement, which Secured obligations, liabilities and indebtedness the Company, by executing the Amended and Restated Security Agreement, acknowledges, reaffirms and confirms.

(b)

The Company and the Holder hereby acknowledge and agree as follows: (i) that the date of consideration for this Amended and Restated Debenture is the Issuance Date of the Existing Debentures and the Company shall use its best efforts to facilitate sales by the Holder under Rule 144 of the Securities Act; (ii) for purposes of calculating the holding period for this Amended and Restated Debenture, Dutchess shall tack back to the holding periods for the original Issuance Date (as defined in the Existing Debentures) of the Existing Debenture being converted; and (iii) the Company shall not adopt a position inconsistent with the foregoing clauses (i) or (ii) or contest such tacking for any reason, and the Company shall use its best efforts to cooperate with the Holder in any effort the Holder may undertake to assert such tacking in connection with the future sale of any securities issued upon the conversion of this Amended and Restated Debenture or any other purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Debenture to be duly executed on the day and year first above written.

THE COMPANY:
CHALLENGER POWERBOATS, INC.
By: _Laurie A. Phillips________________ Name: Laurie Phillips Its: President and Chief Executive Officer

THE HOLDER:
DUTCHESS PRIVATE EQUITIES FUND, LTD.
By: __Douglas H. Leighton______________ Name: Douglas H. Leighton Title: Director

SCHEDULE 1

EXISTING DEBENTURES

The Existing Debentures are comprised of the following:

	Original Issuance Date	Outstanding Balance	Accrued Interest	Total Debt + Interest

1	1/20/004	$ 20,665	$ 7,920	$ 28,585
2	10/18/04	$ 20,000	$ 4,667	$ 24,667
3	12/23/04	$ 240,000	$ 53,056	$ 293,056
4	01/03/05	$ 240,000	$ 51,200	$ 291,200
5	03/08/05	$ 120,000	$ 24,800	$ 144,800
6	04/18/05	$ 84,000	$ 16,520	$ 100,520
7	05/05/05	$ 192,000	$ 37,120	$ 229,120
8	05/13/05	$ 228,000	$ 43,320	$ 271,320
9	05/18/05	$ 101,817	$ 20,618	$ 122,435
10	06/16/05	$ 240,000	$ 44,000	$ 284,000
11	07/07/05	$ 228,000	$ 41,040	$ 269,040
12	02/01/06	$ 132,000	$ 22,000	$ 154,000
13	02/10/06	$ 149,000	$ 25,192	$ 174,192
14	02/14/06	$ 192,000	$ 32,000	$ 224,000
15	02/22/06	$ 150,000	$ 23,750	$ 173,750
		$ 2,337,482	$ 447,203	$ 2,784,685

EXHIBIT A

NOTICE OF CONVERSION

Challenger Powerboats, Inc.

300 Westlink Drive

Washington, MO 36090

Attention: Laurie Phillips

Re: Notice of Conversion

Ladies and Gentlemen:

The undersigned hereby irrevocably elects, as of ________________, to convert $________________ of that certain Amended and Restated Debenture issued by Challenger Powerboats, Inc. (the “Company”) to Dutchess Private Equities Fund, Ltd. on November __, 2007 (the “Amended and Restated Debenture”) into common stock of the Company pursuant to the terms and conditions set forth in this Amended and Restated Debenture.

Date of Conversion: _______________________________________________

Applicable Conversion Price: ________________________________________

Number of Shares of Common

Stock Issuable upon this Conversion: __________________________________

Holder Name: Dutchess Private Equities Fund, Ltd.

Holder Address: 50 Commonwealth Ave., Suite 2, Boston, MA 02116

Holder Phone: 617-301-4700

Holder Fax: 617-249-0947

DUTCHESS PRIVATE EQUITIES FUND, LTD.,
By: _______________________________________
Name: Douglas H. Leighton
Title: Director